UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2012

ENTEST BIOMEDICAL, INC.

(Exact Name of Company as Specified in Charter)

Nevada	333-154989	26-3431263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4700 Spring Street, St 304
La Mesa California, 91942
(Address of Principal Executive Offices, Zip Code)

619 702 1404
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

(a) On or about February 6, 2012 Entest BioMedical, Inc. (“Company”) filed a CERTIFICATE OF DESIGNATION (“Certificate of Designations”) with the Nevada Secretary of State setting forth the preferences rights and limitations of a newly authorized series of preferred stock designated and known as “Series B Preferred Stock” (hereinafter referred to as “Series B Preferred Stock”) which series shall consist of 4,400,000 shares authorized having a par value of $.001 per share.

Series B Preferred Stock shall rank senior to the Common Stock as to dividends, distributions or as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary.

With respect to each matter submitted to a vote of stockholders of the Company, each holder of Series B Preferred Stock shall be entitled to cast one vote per share.

Holders of Series B   Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of the Company (the “Board”) out of funds of the Company legally available therefore, non-cumulative cash dividends of $0.02 per quarter per Series B Preferred Share (“Base Dividends”).

In addition to the Base Dividends, in the event any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock , the holders of the Series B Preferred Stock as of the record date established by the Board for such dividend or distribution on the Common Stock shall be entitled to receive, as additional dividends (the “Additional Dividends”) an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such holder would have received had each share of the Series B Preferred Stock been one share of the Common Stock, such Additional Dividends to be payable on the same payment date as the payment date for the Common Stock.  The record date for any such Additional Dividends shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Additional Dividend shall be payable to the individual, entity or group in whose name the Series B Preferred Stock is registered at the close of the business day on the applicable record date.

No dividend shall be paid or declared on any share of Common Stock, unless a dividend, payable in the same consideration and manner, is simultaneously paid or declared, as the case may be, on each share of Series B Preferred Stock in an amount determined in paragraph (b) hereof.  For purposes hereof, the term “dividend” shall include any pro rata distribution by the Company, out of the funds of the Company legally available therefore, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (collectively, a “Liquidation”), before any distribution or payment shall be made to any of the holders of Common Stock or any other series of preferred stock, the holders of Series B  Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital, surplus or earnings, an amount equal to $0.10  per share of Series B Preferred Stock (the “Liquidation Amount”) plus all declared and unpaid dividends thereon, for each share of Series B  Preferred Stock held by them.

If, upon any Liquidation, the assets of the Company shall be insufficient to pay the Liquidation Amount, together with declared and unpaid dividends thereon, in full to all holders of Series B Preferred Stock, then the entire net assets of the Company shall be distributed among the holders of the Series B Preferred Stock, ratably in proportion to the full amounts to which they would otherwise be respectively entitled and such distributions may be made in cash or in property taken at its fair value (as determined in good faith by the Board), or both, at the election of the Board.

(b) On February 6, 2012   the Board authorized a dividend to Common shareholders of record as of February 21, 2012 (“Record Date”) to be paid to Common shareholders on or about February 28, 2012 such dividend to be payable in shares of the Company’s authorized but unissued Series B Preferred stock .001 par value and to consist of one share of Series B Preferred Stock for every eight shares of Entest BioMedical, Inc. Common Stock owned as of the Record Date.

Exhibit No.	Description of Exhibit

3(i)	Certificate of Designations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEST BIOMEDICAL, INC.

By: /s/ David R. Koos

David R. Koos

Chief Executive Officer

Dated: February 7, 2012

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